Exhibit 11

(Expressed in United States Dollars)

Statement of computation of earnings per share for the nine months ended September 30, 1999


(Expressed in United States dollars)


                                                    For the nine months ended
                                                       September 30, 1999
                                                Income       Shares    Per share
                                                                          amount
                                                   US$                       US$

Basic and diluted earnings per share
Income available to common stock holders     3,998,978   11,647,155         0.34
                                            ==========   ==========   ==========



Options to purchase 1,177,500 shares and warrants to subscribe to 100,000 shares are not reflected in the above calculation as they are anti-dilutive.